Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation	Sam Brown Communications

Lizanne Wentz	Mike Beyer, (773) 463-4211

Corporate Communications	beyer@sambrown.com

(484) 595-1500

DR. ELISEO ORESTE SALINAS TO JOIN ADOLOR CORPORATION

AS SENIOR VICE PRESIDENT RESEARCH & DEVELOPMENT

AND CHIEF MEDICAL OFFICER

Exton, PA, April 11, 2008 — Adolor Corporation (Nasdaq: ADLR) announced today that Eliseo Oreste Salinas, MD, MSc, will join Adolor as senior vice president research and development and chief medical officer. Dr. Salinas will commence his employment with Adolor on June 2, 2008 and will report to Michael R. Dougherty, president & chief executive officer, Adolor Corporation.

“We are extremely pleased that Eliseo will be joining the Adolor team,” said Mr. Dougherty. “His extensive CNS research and clinical development experience will be of tremendous benefit to Adolor as we advance our promising portfolio of novel pain management programs.”

Dr. Salinas has more than fifteen years of pharmaceutical industry research experience. Most recently, he has served as the executive vice president of Global Research & Development and chief scientific officer for Shire, Inc. Prior to joining Shire, Dr. Salinas served in several senior management roles at Wyeth-Ayerst including vice president of research for North and South America. He has published scientific articles and abstracts worldwide in psychopharmacology. Dr. Salinas earned his Doctorate of Medicine from the University of Buenos Aires, Argentina and a Master in Pharmacology from the University Paris, France where he also performed his residency in Psychiatry.

“Adolor presents an intriguing combination of later stage clinical development programs and impressive early stage discovery capabilities,” said Dr. Salinas. “I look forward to joining Adolor and working with a truly outstanding research and development team.”

About Adolor Corporation

Adolor Corporation (Nasdaq:ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Adolor has two lead product candidates in development: Entereg® (alvimopan) for the management of the gastrointestinal side effects associated with opioid use; and, novel Delta opioid receptor agonists for a variety of pain indications. Adolor and GlaxoSmithKline are collaborating in the worldwide development and commercialization of Entereg in multiple indications. Adolor and Pfizer are collaborating in the worldwide development and commercialization of two Delta agonists for pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that filing targets for regulatory filings are not met; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators; market acceptance of Adolor’s products, if regulatory approval is achieved; reliance on third party manufacturers; product liability claims; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

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